Exhibit 99.1

Xencor to Develop and Commercialize Novel IL-15 Immune Activating Cytokines with Genentech

— Xencor Receives $120 Million Upfront Payment, up to $180 Million in Development Milestones Per Program and Profit Share from Commercialized Medicines —

MONROVIA, Calif., February 5, 2019 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic disease, and cancer, today announced it has entered into a research and license agreement with Genentech, a member of the Roche Group, to develop and commercialize novel IL-15 cytokine therapeutics, including XmAb®24306. XmAb24306 is an IL-15/IL-15Rα cytokine complex engineered with Xencor’s bispecific Fc domain and Xtend™ Fc technology and is Xencor’s most advanced preclinical cytokine program.

“This partnership with Genentech accelerates our immuno-oncology work by enabling the exploration of novel XmAb24306 combinations with Genentech’s leading oncology portfolio and our growing internal pipeline of bispecific antibodies,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “A wide-ranging combination strategy will be critical to realize the potential of IL-15 bispecific cytokines such as XmAb24306, so we plan to explore our cytokines with a broad spectrum of leading commercial-stage and investigational cancer therapies.”

“We believe cytokine therapy will play an important role in the treatment of a wide range of diseases, including cancer,” said James Sabry, M.D., Ph.D., global head of Pharma Partnering, Roche. “This collaboration with Xencor will further enhance our understanding of a critical immune activation pathway and may present a potential new way to use the immune system to target cancer.”

IL-15 is a highly active cytokine, or immune signaling protein, that when pre-complexed with IL-15 receptor alpha (IL-15Rα) will bind to IL-15Rβγ and stimulate the expansion and activation of natural killer (NK) cells and cytotoxic T cells, but with reduced regulatory T cell activation compared to IL-2. Xencor’s IL-15 bispecific cytokine platform provides a more druggable version of IL-15 with potentially superior tolerability, slower receptor-mediated clearance and a prolonged half-life, and is intended for development with a wide range of combination agents due to its proposed mechanism of activating tumor-killing immune cells.

Under the terms of the agreement, the companies will co-develop XmAb24306 and other potential IL-15 programs, in which the companies will share development costs and profits. Genentech will commercialize medicines worldwide, and Xencor has the option to co-promote in the United States. Additionally, the companies will engage in a two-year research program to discover new IL-15 drug candidates, including ones targeted to specific immune cell populations. Genentech will pay Xencor $120 million upfront, and Xencor will be eligible to receive up to $160 million in development milestones for the XmAb24306 program and up to $180 million in development milestones for each new IL-15 drug candidate.

The agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and closing is expected to occur in the first half of 2019.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 12 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: obexelimab (XmAb®5871) in Phase 2 development for the treatment of IgG4-related disease, and also for the treatment of systemic lupus erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors and gastrointestinal stromal tumors; XmAb®20717 in Phase 1 development for the treatment of advanced solid tumors, and  XmAb®22841, XmAb®23104 and XmAb®24306 in preclinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Xencor Forward Looking Statement

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s president and chief executive officer and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2017 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

For Xencor: Charles Liles, Tel: 626-737-8118, cliles@xencor.com; Media Contact: Jason I. Spark, Canale Communications, Tel: 619-849-6005, jason@canalecomm.com